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Exhibit 99.3

NOTE:
This is a copy of a report previously issued by Arthur Andersen LLP, our former independent public accountants. This report has not been reissued by Arthur Andersen LLP in connection with the filing of Quanta Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. Quanta Services Inc.'s consolidated balance sheet as of December 31, 2000 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999 are not required to be presented and are not included in this Form 10-K. Additionally, the reference to Note 16 below is applicable to the Company's footnotes to their audited financial statements as of December 31, 2001.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Quanta Services, Inc.:

We have audited the accompanying consolidated balance sheets of Quanta Services, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Quanta Services, Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
February 14, 2002 (except for the matters
discussed in Note 16, as to which
the date is March 25, 2002)

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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS